Exhibit 5.1
[Letterhead of Jones Day]
October 30, 2007
Stewart & Stevenson LLC
1000 Louisiana Street
Suite 5900
Houston, TX 77002

Re:	Public Offering of up to 25,875,000 Shares of Common Stock of Stewart & Stevenson Inc.
Ladies and Gentlemen:
     We are acting as counsel for Stewart & Stevenson LLC, a Delaware limited liability company (the “Company”), which will, prior to the consummation of the offering described below, be converted pursuant to Delaware law into a Delaware corporation and renamed Stewart & Stevenson Inc. (the “Corporation”), in connection with the public offering and sale of up to 13,625,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) by the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters to be named in Schedule A thereto and of up to 12,250,000 shares of Common Stock (together with the shares of Common Stock to be sold by the Company, the “Shares”) by the Selling Shareholders named in the Underwriting Agreement.
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the issuance, offer and sale of the Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable and that after the conversion of the Company to the Corporation all debts, liabilities and duties of the Company under the federal securities laws shall remain attached to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties has originally been incurred or contracted by the Corporation.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We express no opinion with respect to any other law of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-138952 on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the offer and sale of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day